SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (the "Agreement") is entered into effective as of the ____ day of August, 2001, by and between PALO VERDE GROUP, INC., a Colorado corporation ("Buyer"), and MARIE KANGER, GINA GARCIA-SHAW, BARBARA HAMSTAD and MEADE HARBISON ("Sellers").

RECITALS
A.	Sellers are the sole shareholders and equity interest owners of Hill Valley Capital, Inc., a Colorado corporation (the "Company" or "Hill Valley").
B.	Hill Valley's principal asset consists of approximately 4.88 acres of undeveloped real property located in Colorado Springs, Colorado (the "Property").
C.	Buyer is engaged in the business of acquiring and developing real property and is desirous of acquiring the Company and its interest in the Property.

        NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, and covenants contained hereinafter, Buyer and Sellers hereby agree as follows:

        1.      Purchase and Sale of Securities. Subject to the terms and conditions herein stated, Sellers shall sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer shall purchase and acquire from Sellers on the Closing Date, all of the issued and outstanding shares of equity securities of the Company (the "Securities"). The purchase price to be paid by Buyer to Sellers on the Closing Date for the Securities is the sum of $700,000, to be paid as provided for herein.

        2.      Payment of Purchase Price. The Purchase Price payable by Buyer to Sellers shall be in the form of the issuance by Buyer's parent corporation, Guardian Technologies International, Inc. ("Guardian"), of an aggregate of 800,000 shares of Guardian common stock, which shares shall be fully paid and non-assessable (the "Guardian Shares").

        3.      The Closing and Effective Date. The closing of the purchase and sale of the Securities shall take place on August 3, 2001 or at such later date which is mutually agreed upon by the parties hereto (the "Closing Date"). The Effective Date of the transaction shall for all purposes be August 1, 2001 (the "Effective Date").

        4.      Representations and Warranties of Sellers. Sellers hereby represent and warrant to Buyer as follows:

               (a)     The Securities represent 100% of the issued and outstanding equity securities of the Company.

               (b)     The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers do not conflict with or result in a breach or violation of, or default under (or an event that, with notice or lapse of time, or both, would constitute a default), any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of the Company, or any material agreement or instrument to which Sellers are a party or by which Sellers are bound.

               (c)     This Agreement has been duly authorized by all necessary corporate action on behalf of Sellers and has been duly executed and delivered by authorized officers of Sellers and is a valid and binding agreement on the part of the Sellers that is enforceable against the Sellers in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

               (d)     Sellers own the Securities, both beneficially and of record, subject to no liens, encumbrances or rights of others, and has the right to transfer to Buyer the entire right, title and interest in and to the Securities. The Securities are validly issued and nonassessable.

               (e)     Sellers are not a party to any voting trust or voting agreement, stockholder's agreement, pledge agreement, buy-sell agreement, or first refusal agreement relative to the Securities.

               (f)     Sellers are acquiring the Guardian Shares for Sellers' own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such Guardian Shares, nor with any present intention of distributing or selling such Guardian Shares, except insofar as such Guardian Shares are included in a public offering registered pursuant to the Securities Act of 1933 (as amended) or the disposition thereof is exempt from such registration. Sellers understand that the Guardian Shares have not been registered under federal or state securities laws and that such Guardian Shares are being offered and sold to Buyer pursuant to a claimed exemption from the registration requirements of such laws.

               (g)     Sellers have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of its purchase of the Guardian Shares and has the ability to bear the economic risk of the purchase of the Guardian Shares. Sellers have had access to such information concerning the Company, which the Company has made available to Sellers, and has had the opportunity to ask questions of, and receive answers from, officials of the Company concerning the business, operations, financial condition, assets, liabilities and other matters pertaining to the Company.

               (h)     Sellers understand that the Guardian Shares being acquired by them hereunder may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 (as amended) or pursuant to an exemption therefrom, in which case, the Company may require that it be furnished with an opinion of counsel for Sellers reasonably satisfactory to the Company that such registration is not required, or Sellers may present to the Company a letter from the Securities and Exchange Commission to the effect that, in the event the Guardian Shares are transferred by Sellers without registration, the Commission or the staff thereof will not recommend any action. Sellers consent that any transfer agent of the Company may be instructed not to transfer any of such stock unless it receives satisfactory evidence of compliance with the foregoing provisions.

               (i)      Except as set forth on Exhibit A hereto, the Company has no material liabilities or obligations, absolute or contingent, known or unknown.

        6.      Agreements of Buyer.

               (a)     Buyer agrees with Sellers that in entering into this transaction with Sellers and buying the Securities from Seller, Buyer is not relying upon any statement by Sellers about the Company or its stock or the value thereof, nor is Buyer relying upon Sellers as a source of information pertaining to the Company or its stock or the value thereof.

               (b)     Buyer agrees to indemnify, defend and hold harmless Sellers, together with Sellers' officers, directors and affiliates from and against any debt, obligation or liability of the Company incurred at any time, including, without limitation, any liability for accrued and unpaid payroll taxes, accounts payable and other obligations or liabilities of the Company whether known or unknown.

        7.     Agreements of Sellers.

               (a)     Sellers agree with Buyer that in entering into this transaction with Buyer and selling the Securities to Buyer, Sellers are not relying upon any statement by Buyer about the Company or its stock or the value thereof, nor are Sellers relying upon Buyer as a source of information pertaining to the Company or its stock or the value thereof.

               (b)     Sellers agree that upon the Closing Date, all intercompany indebtedness due and owing by the Company to the Sellers shall be cancelled and extinguished for all purposes and that any claims which may exist or which in the future may arise in favor of Sellers and against the Company are hereby waived and relinquished and the Company shall be deemed released and forever discharged from any liability therefor.

               (c)     Sellers agree that upon the Closing Date, it shall cause all managers, members and executive officers of the Company to resign all positions held with the Company.

        8.      Indemnification. Buyer and Sellers acknowledge that the Property is presently subject to an hypothecation under which it is subject to a first lien and deed of trust in favor of The Peak National Bank ("Peak") to secure the repayment of a promissory note made by Global Casinos, Inc., a Utah corporation ("Global Casinos") with an outstanding principal balance of approximately $140,000 (the "Peak Note"). Concurrently with the execution of this Agreement, Global Casinos shall agree to indemnify, defend and hold harmless the Company, Buyer and Guardian from any and all liability whatsoever in connection with the Peak Note. To secure Global Casinos' indemnity, Sellers shall pledge 100,000 of the Guardian Shares in favor of Buyer.

        9.      Payment of Expenses. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including without limitation, any legal, accounting, and other professional fees and expenses.

        10.      Attorney's Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including but not limited to, attorneys' fees and costs.

        11.      Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.

        12.      Amendment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

        13.      Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings, oral or written, relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement and n party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

        14.      Survival of Representations, Warranties and Agreements. All representations and warranties contained in this Agreement shall survive the consummation of the transaction contemplated hereby for a period of two years immediately following the Closing Date. All agreements and covenants contained in this Agreement not fully performed as of the Closing Date shall survive the Closing Date and continue thereafter until fully performed or until the time for further performance has expired.

        15.      Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        16.      Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

        17.      Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

        18.      Litigation. Any litigation commenced which is based in whole or in part upon claims under or in connection with this Agreement or the transaction contemplated hereby shall be brought in a court of competent jurisdiction (state or federal) in the United States of America.

        19.      General. This Agreement  shall be construed and enforced in accordance with the laws of the State of Delaware; may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon Buyer and Sellers and their respective successors and assigns; and  may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.
PALO VERDE GROUP, INC., a Colorado corporation
By: /s/ J. Andrew Moorer J. Andrew Moorer, President
SELLERS:
/s/ Marie Kanger MARIE KANGER
/s/ Gina Garcia-Shaw GINA GARCIA-SHAW
/s/ Barbara Hamstad BARBARA HAMSTAD
/s/ Meade Harbison MEADE HARBISON